Exhibit 10.15

AEGION CORPORATION
CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT is made, entered into, and is effective this _____ day of _________, 201___ (hereinafter referred to as the “Effective Date”), by and between Aegion Corporation (the “Company”), a Delaware corporation, and ___________ (the “Officer”).
WHEREAS, the Officer is employed by the Company (as defined in Article 1) and has and will develop considerable experience and knowledge of the business and affairs of the Company concerning its policies, methods, personnel, and operations; and
WHEREAS, the Company is desirous of assuring insofar as possible, that it will continue to have the benefit of the Officer’s services, and the Officer is desirous of having such assurances; and
WHEREAS, the Company recognizes that circumstances may arise in which a Change in Control (as defined in Article 1) of the Company occurs, through acquisition or otherwise, thereby causing uncertainty of employment without regard to the Officer’s competence or past contributions. Such uncertainty may result in the loss of the valuable services of the Officer to the detriment of the Company and its stockholders; and
WHEREAS, both the Company and the Officer are desirous that any proposal for a Change in Control will be executed by the Officer objectively and with reference only to the business interests of the Company and its stockholders; and
WHEREAS, the Officer will be in a better position to consider the Company’s best interests if the Officer is afforded reasonable security, as provided in this Agreement, against altered conditions of employment which could result from any such Change in Control.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
Article 1. Definitions

Wherever used in this Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

(a)	“Agreement” means this Officer Change in Control Severance Agreement, as it may be amended from time to time.

(b)
“Base Salary” means, at any time, the then regular annual rate of pay which the Officer is receiving as annual salary, excluding amounts: (i) received under short-term or long-term incentive or other bonus plans, regardless of whether or not the amounts are deferred, or (ii) designated by the Company as payment toward reimbursement of expenses.

(c)	“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(d)	“Board” means the Board of Directors of the Company.

(e)	“Cause” shall be determined solely by the Board in the exercise of good faith and reasonable judgment, and shall mean the occurrence of any one or more of the following:

(i)	breaching any employment, confidentiality, noncompete, nonsolicitation or other agreement with the Company, any written Company policy relating to compliance with laws (during employment); or

(ii)
causing, inducing, requesting or advising, or attempting to cause, induce, request or advise, any employee, representative, consultant or other similar person to terminate his/her relationship, or breach any agreement, with the Company; or

(iii)
causing, inducing, requesting or advising, or attempting to cause, induce, request or advise, any customer, supplier or other Company business contact to withdraw, curtail or cancel its business with the Company; or

(iv)
the Officer’s willful and continued failure to substantially perform the Officer’s duties with the Company (other than any such failure resulting from the Officer’s Disability), after a written demand for substantial performance is delivered to the Officer that specifically identifies the manner in which the Board believes that the Officer has not substantially performed his duties, and the Officer has failed to remedy the situation within fifteen (15) business days of such written notice from the Company; or

(v)	the Officer’s conviction of a felony; or

(vi)
the Officer’s willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise. Under this standard, no act or failure to act on the Officer’s part shall be deemed “willful” unless done, or omitted to be done, by the Officer not in good faith and without reasonable belief that the action or omission was in the best interests of the Company.

(f)	“Change in Control” of the Company shall mean the occurrence of any one (1) or more of the following events:

(i)
the acquisition by one person, or more than one person acting as a group, in a transaction or series of related transactions, of ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 30% of the total fair market value or total voting power of the stock of the Company; and/or

(ii)
a majority of the members of the Company’s board of directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election; and/or

(iii)
the consummation of a merger or consolidation of the Company other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; and/or

(iv)
the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is a consummated sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

For purposes hereof, “person” shall mean any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act, except that such term shall not include (i) the Company or any of its affiliates; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportion as their ownership of stock of the Company, or (v) a person or group as used in Rule 13d-1(b) under the Exchange Act.

(g)	“Code” means the Internal Revenue Code of 1986, as amended.

(h)
“Committee” means the Compensation Committee of the Board of Directors of the Company, or, if no Compensation Committee exists, then the full Board of Directors of the Company, or a committee of Board members, as appointed by the full Board to administer this Agreement.

(i)	“Company” means Aegion Corporation, a Delaware corporation (including any and all subsidiaries and affiliates), or any successor thereto as provided in Section 8.1 herein.

(j)
“Disability” or “Disabled” shall mean that the Officer is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

(k)
“Effective Date” means the date this Agreement is approved by the Committee, or such other date as the Committee shall designate in its resolution approving this Agreement, and as specified in the opening sentence of this Agreement.

(l)	“Effective Date of Termination” means the date on which a Qualifying Termination occurs, as provided in Section 2.2 herein, which triggers the payment of Severance Benefits hereunder.

(m)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n)	“Good Reason” means, without the Officer’s express written consent, the occurrence after a Change in Control of the Company of any one (1) or more of the following:

(i)
a material reduction or alteration in the nature or status of the Officer’s authorities, duties, or responsibilities from those in effect as of 90 calendar days prior to the Change in Control, other than an insubstantial and inadvertent act that is remedied by the Company or the acquiring company promptly after receipt of notice thereof given by the Officer;

(ii)
the Company’s or the acquiring company’s requiring the Officer to be based at a location in excess of 50 miles from the location of the Officer’s principal job location or office in effect as of 90 calendar days prior to the Change in Control, except for required travel on the Company’s business to an extent substantially consistent with the Officer’s then present business travel obligations;

(iii)
a reduction by the Company or the acquiring company of the Officer’s base salary in effect as of 90 calendar days prior to the Change in Control that is greater than the lesser of: (A) ten percent (10%) of such base salary; and (B) the average percentage reduction applicable to all other Officers of the Company;

(iv)
the failure of the Company or the acquiring company to continue in effect any of the Company’s short- and long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or other compensation arrangements in which the Officer participates taken as a whole unless such failure to continue the plan, policy, practice, or arrangement pertains to all plan participants generally; or the failure by the Company or the acquiring company to continue the Officer’s participation therein on substantially the same basis, both in terms of the amount of benefits provided and the level of the Officer’s participation relative to other participants, as existed 90 calendar days prior to the Change in Control;

(v)
the failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the Company’s obligations under this Agreement, as contemplated in Section 8.1 herein; and

(vi)
a material breach of this Agreement by the Company which is not remedied by the Company within thirty (30) business days of receipt of written notice of such breach delivered by the Officer to the Company.

The Officer must notify the Company within ninety (90) days of its first occurrence of the existence of the Good Reason condition, and the Company shall have thirty (30) days to remedy the conditions. Unless the Officer becomes Disabled, the Officer’s right to terminate employment for Good Reason shall not be affected by the Officer’s incapacity due to physical or mental illness.

(o)
“Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Officer’s employment under the provision so indicated.

(p)	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).

(q)	“Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(i)	the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(ii)	the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

(iii)
any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 15% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company); or

(iv)	the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

(r)
“Qualifying Termination” means the Officer’s separation from service (as defined in Section 409A of the Code and the applicable regulations) with the Company due to any of the events described in Section 2.2 herein, the occurrence of which triggers the payment of Severance Benefits hereunder.

(s)
“Severance Benefits” means the payment of amounts and benefits upon the Officer’s separation from service (as defined in Section 409A of the Code and applicable regulations) as provided in Section 2.3 herein.

Article 2. Severance Benefits

2.1        Right to Severance Benefits. The Officer shall be entitled to receive from the Company Severance Benefits as described in Section 2.3 herein, if there has been a Change in Control of the Company and, if within twenty-four (24) calendar months thereafter the Officer’s employment with the Company shall end for any reason specified in Section 2.2 herein as being a Qualifying Termination.
The Officer shall not be entitled to receive Severance Benefits if the Officer is terminated for Cause, or if the Officer’s employment with the Company ends due to death, Disability, or a voluntary termination of employment by the Officer for reasons other than Good Reason.
The Officer shall not be entitled to receive severance benefits under any other Company-related plans or programs that are duplicative of the Severance Benefits payable under this Agreement, if additional benefits are triggered under such other Company-related plans or programs.
2.2        Qualifying Termination. The separation from service (as defined in Section 409A of the Code and applicable regulations) of the Officer with the Company within twenty-four (24) calendar months after a Change in Control of the Company shall constitute a Qualifying Termination and shall trigger the payment of Severance Benefits to the Officer under this Agreement under the following circumstances:

(a)	The Company’s involuntary termination of the Officer’s employment without Cause; and

(b)	The Officer’s voluntary termination of the Officer’s employment for Good Reason.

For purposes of this Agreement, a Qualifying Termination shall not include a termination of employment by reason of death, Disability, or the Officer’s voluntary termination of employment for reasons other than Good Reason, or the Company’s involuntary termination for Cause.
2.3        Description of Severance Benefits. In the event the Officer becomes entitled to receive Severance Benefits upon a Qualifying Termination, as provided in Sections 2.1 and 2.2 herein, the Company shall pay to the Officer and provide the Officer with the following Severance Benefits, subject to the limitations set forth in Section 3.3 herein:

(a)
A lump-sum amount equal to the Officer’s accrued but unpaid Base Salary, accrued vacation pay, unreimbursed business expenses, and all other items earned by and owed to the Officer through and including the Effective Date of Termination.

(b)
A lump-sum amount: (i) if the Effective Date of Termination is between January 1 and June 30, equal to the Officer’s then current annual target bonus opportunity; or (ii) if the Effective Date of Termination is between July 1 and December 31, equal to the greater of (A) the Officer’s then current annual target bonus opportunity or (B) the actual annual bonus payable to the Officer based on the Company’s performance up to and including the Effective Date of Termination, as such target and actual amounts are established or computed under the annual bonus plan in which the Officer is then participating, for the bonus plan year in which the Officer’s Effective Date of Termination occurs, and multiplied by a fraction the numerator of which is the number of days in the year from January 1 through the Effective Date of Termination, and the denominator of which is three hundred sixty-five (365). This payment will be in lieu of any other payment to be made to the Officer under the annual bonus plan in which the Officer is then participating for the plan year in which the Effective Date of Termination occurs.

(c)
A lump-sum amount equal to __________ multiplied by the sum of the following: (i) the higher of: (A) the Officer’s annual rate of Base Salary in effect upon the Effective Date of Termination, or (B) the Officer’s annual rate of Base Salary in effect on the date of the Change in Control; and (ii) the higher of: (A) the Officer’s annual target bonus opportunity established under the annual bonus plan in which the Officer is then participating for the bonus plan year in which the Officer’s Effective Date of Termination occurs, or (B) the Officer’s annual target bonus opportunity established under the annual bonus plan in which the Officer is participating for the bonus plan year in which the Change in Control occurs.

(d)
Continuation for __________ (____) months of the Officer’s health, dental and vision insurance coverage. The benefit shall be provided by the Company to the Officer beginning immediately upon the Effective Date of Termination. Such benefit shall be provided to the Officer at the same coverage level as in effect immediately prior to the Change in Control and the Company (or the acquirer as the case may be) shall pay the amounts that the Company would have been required to pay for health, dental and vision benefits for Officer and Officer’s eligible family members had Officer remained an employee of the Company following the Effective Date of Termination (Officer shall be responsible for the portion of health, dental and vision premiums that would be paid by an employee of the Company receiving comparable benefits). Any COBRA health benefit continuation coverage provided to Officer shall run concurrently with the aforementioned __________ (____) month period.

The value of such health insurance coverage shall be treated as taxable income to Officer to the extent necessary to comply with Sections 105(h) and 409A of the Code. For purposes of 409A of the Code, any payments of continued health benefits that are made during the applicable COBRA continuation period (even if the Officer does not actually receive COBRA coverage for the entire applicable period), are exempt from the requirements of Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v)(B). The right to continue coverage beyond the applicable COBRA continuation period is not subject to liquidation or exchange for another benefit. Notwithstanding the above, this health insurance benefit shall be discontinued prior to the end of the stated continuation period in the event the Officer receives a substantially similar benefit from a subsequent employer, as determined solely by the Committee in good faith. For purposes of enforcing this offset provision, the Officer shall be deemed to have a duty to keep the Company informed as to the terms and conditions of any subsequent employment and any corresponding benefit earned from such employment, and shall provide, or cause to provide, to the Company in writing correct, complete, and timely information concerning the same.

(e)
The Company agrees to pay on the Officer’s behalf up to $_______ in Officer outplacement services to one or more firms chosen by Officer and acceptable to the Company, provided that such services are incurred no later the first anniversary of the Officer’s Effective Date of Termination. Such expenses shall be reimbursed by the Company as soon as practical after an expense report is completed and submitted to the Company for approval, provided such expense report must be received by the Company no later than the second anniversary of the Officer’s Effective Date of Termination.

2.4        Termination for Total and Permanent Disability. Following a Change in Control, if the Officer has a separation from service (as defined in Section 409A of the Code and the applicable regulations) with the Company due to Disability, the Officer’s benefits shall be determined in accordance with the Company’s retirement, insurance, and other applicable plans and programs relating to Disability then in effect.
2.5        Termination for Death. Following a Change in Control, if the Officer has a separation from service (as defined in Section 409A of the Code and the applicable regulations) with the Company due to the Officer’s death, the Officer’s benefits shall be determined in accordance with the Company’s retirement, survivor’s benefits, insurance, and other applicable programs relating to an employee’s death then in effect.
2.6        Termination for Cause or by the Officer Other Than for Good Reason. Following a Change in Control, if the Officer has a separation from service (as defined in Section 409A of the Code and the applicable regulations) with the Company either due to: (i) termination by the Company for Cause; or (ii) voluntary termination by the Officer for reasons other than for Good Reason, the Company shall pay the Officer the Officer’s accrued but unpaid Base Salary at the rate then in effect, accrued vacation, and other items earned by and owed to the Officer through the Officer’s separation from service, plus all other amounts to which the Officer is entitled under any compensation plans of the Company at the time such payments are due, and the Company shall have no further obligations to the Officer under this Agreement.
2.7        Notice of Termination. Any termination of the Officer’s employment by the Company for Cause or by the Officer for Good Reason shall be communicated by Notice of Termination to the other party.
Article 3. Terms and Conditions for Payment of Severance Benefits; Alternative Payments in Event of Excise Tax

3.1        Form and Timing of Severance Benefits. The Severance Benefits described in Sections 2.3(a), 2.3(b), and 2.3(c) herein shall be paid in cash to the Officer in a single lump sum as soon as practicable following the Effective Date of Termination.
3.2        Internal Revenue Code Section 409A. This Agreement is intended to comply with the American Jobs Creation Act of 2004, Code Section 409A, and related guidance.

(a)
Notwithstanding anything to the contrary set forth in this Agreement, any Severance Benefits paid (i) within 2-½ months of the end of the Company’s taxable year containing the Officer’s separation from service with the Company, or (ii) within 2-½ months of the Officer’s taxable year containing the separation from service from employment by the Company shall be exempt from the requirements of Section 409A of the Code, and shall be paid in accordance with this Article 3. Severance Benefits subject to this Section 3.2(a) shall be treated and shall be deemed to be an entitlement to a separate payment within the meaning of Section 409A of the Code and the regulations thereunder.

(b)
To the extent Severance Benefits are not exempt from Section 409A under Section 3.2(a) above, any Severance Benefits paid in the first six (6) months following the Officer’s separation from service with the Company that are equal to or less than the lesser of the amounts described in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and (2) shall be exempt from Section 409A and shall be paid in accordance with this Article 3. Severance Benefits subject to this Section 3.2(b) shall be treated and shall be deemed to be an entitlement to a separate payment within the meaning of Section 409A of the Code and the regulations thereunder.

(c)
To the extent Severance Benefits are not exempt from Section 409A under Sections 3.2(a) or (b) above, any Severance Benefits paid equal to or less than the applicable dollar amount under Section 402(g)(1)(B) of the Code for the year of separation from service with the Company shall be exempt from Section 409A in accordance with Treasury Regulation Section 1.409A-1(b)(9)(v)(D) and shall be paid in accordance with this Article 3. Severance Benefits subject to this Section 3.2(c) shall be treated and shall be deemed to be an entitlement to a separate payment within the meaning of Section 409A of the Code and the regulations thereunder.

(d)
To the extent Severance Benefits are not exempt from Section 409A pursuant to Sections 3.2(a), (b) or (c) above, and to the extent the Officer is a “specified employee” (as defined below), payments due to the Officer under Section 3 shall begin no sooner than six (6) months after the Officer’s separation from service with the Company (other than for death); provided, however, that any payments not made during the six (6) month period described in this Section 3.2(d) due to the six (6) month delay period required under Treasury Regulation Section 1.409A-3(i)(2) shall be made in a single lump sum as soon as administratively practicable after the expiration of such six (6) month period and the balance of all other payments required under this Agreement shall be made as otherwise scheduled in this Agreement. Notwithstanding anything herein to the contrary, and subject to Code Section 409A, to the extent the following rules should apply to the Officer in connection with a payment made hereunder, such payment shall not be made or commence as a result of the Officer’s Effective Date of Termination if the Officer is a key employee (as set forth below) before the date that is not less than six (6) months after the Officer’s Effective Date of Termination. For this purpose, a key employee includes a “specified employee” (as defined in Code Section 409A(a)(2)(B)) during the entire twelve (12) month period determined by the Company ending with the annual date upon which key employees are identified by the Company, and also includes any Officer identified by the Company in good faith with respect to any distribution as belonging to the group of identified key employees, to a maximum of 200 such key employees, regardless of whether such Officer is subsequently determined by the Company, any governmental agency, or a court not to be a key employee. The identification date for determining key employees shall be each December 31 (and the new key employee list shall be updated and effective each subsequent April 1).

(e)
For purposes of this Agreement, the term “specified employee” shall have the meaning set forth in Treasury Reg. Section 1.409A-1(i). The determination of whether the Officer is a “specified employee” shall be made by the Company in good faith applying the applicable Treasury regulations.

3.3        Best Net Determination in Event of Total Payments Exceeding Excise Tax Limits. In the event that the vesting of Severance Benefits along with all other payments and the value of any benefits received or to be received by the Officer (including the acceleration of vesting or exercisability of any equity- or cash-based long-term incentive awards) (the “Total Payments”) would result in all or a portion of such Total Payments being subject to the excise tax under Section 4999 of the Code (the “Excise Tax”), then the Officer’s Total Payments shall be either: (i) the full amount of such Total Payments, or (ii) such lesser amount that would result in no portion of the Total Payments being subject to excise tax under Section 4999 of the Code; whichever of the foregoing alternatives, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in the receipt by the Officer, on an after-tax basis, of the largest value of payments and benefits notwithstanding that all or some portion of the payments and benefits may be subject to the Excise Tax under Section 4999 of the Code. Solely to the extent that the Officer is placed in a better after-tax position as a result of the reduction of the Total Payments, such benefits shall be reduced or eliminated, as determined by the Company, in the following order: (i) any cash payments, (ii) any taxable benefits, (iii) any nontaxable benefits, and (iv) any vesting or accelerated delivery of equity awards in each case in reverse order beginning with the payments or benefits that are to be paid the farthest in time from the date that triggers the applicable Excise Tax.
All determinations required to be made under this Section 3.3 shall be made by PricewaterhouseCoopers LLP, or any other nationally recognized outside auditor immediately prior to the event triggering the payments that are subject to the Excise Tax (the “Accounting Firm”). The Company shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to the Company and the Officer. All fees and expenses of the Accounting Firm in making the determinations required to be made under this Section 3.3 shall be borne solely by the Company. The Accounting Firm’s determinations must be made with substantial authority (within the meaning of Section 6662 of the Code). For purposes of all calculations under Section 280G of the Code and the application of this Section 3.3, all determinations as to present value shall be made using 120 percent of the applicable federal rate (determined under Section 1274(d) of the Code) compounded semiannually, as in effect of the date of the Change in Control of the Company.
3.4        Withholding of Taxes. The Company shall withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as legally shall be required.
3.5        Conditions to Payment of Severance Benefits. Within 45 days after the Officer’s Effective Date of Termination, to be eligible to receive (and continue to receive) and retain the payments and benefits described in Sections 2.3

(b), (c), (d) and (e), the Officer must comply with the terms of Article 4, and must execute and deliver to the Company (without subsequent revocation) a mutually acceptable agreement, in form and substance reasonably satisfactory to both the Officer and the Company, effectively releasing and giving up all claims the Officer may have against the Company and its subsidiaries, stockholders, successors and affiliates (and each of their respective employees, officers, plans and agents) arising out of or based upon any facts or conduct occurring prior to that date with the exception of (i) all payment of Severance Benefits, vested stock, deferred compensation and other benefits provided under the terms of this Agreement, (ii) the Officer’s right to continued indemnification to the fullest extent provided under the Company By-laws by reason of any act or omission performed or omitted by the Officer during the Officer’s employment, and (iii) the Officer’s rights to enforce the terms of this Agreement and sue for its breach. Such agreement will also require the Officer to reaffirm and agree to comply with the terms of this Agreement and any other agreement signed by the Officer in favor of the Company or any of its subsidiaries or affiliates that is still in effect. To the extent that any severance benefits described in Section 2.3(b) or (c) are not exempt from Section 409A of the Code, payment of such benefit shall not be made until the 60th day following the Officer’s Effective Date of Termination.
Article 4. Noncompetition and Confidentiality

In the event of a Change in Control, the following shall apply:
4.1        Noncompetition. During the term of this Agreement and, if longer, for a period of twenty-four (24) months after the Effective Date of Termination, the Officer shall not: (i) directly or indirectly act in concert or conspire with any person employed by the Company in order to engage in or prepare to engage in or to have a financial or other interest in any business or any activity which the Officer knows (or reasonably should have known) to be directly competitive with any business of the Company as then being carried on, or (ii) serve as an employee, agent, partner, stockholder, director or consultant for, or in any other capacity participate, engage, or have a financial or other interest in any business or any activity which the Officer knows (or reasonably should have known) to be directly competitive with the business of the Company as then being carried on (provided, however, that notwithstanding anything to the contrary contained in this Agreement, the Officer may own up to two percent (2%) of the outstanding shares of the capital stock of a company whose securities are registered under Section 12 of the Exchange Act).
4.2        Confidentiality. The Company has advised the Officer and the Officer acknowledges that it is the policy of the Company to maintain as secret and confidential all Protected Information (as defined below), and that Protected Information has been and will be developed at substantial cost and effort to the Company. All Protected Information shall remain confidential permanently and the Officer shall not at any time, directly or indirectly, divulge, furnish, or make accessible to any person, firm, corporation, association, or other entity (otherwise than as may be required in the regular course of the Officer’s employment with the Company), nor use in any manner, either during the term of employment or after termination, at any time, for any reason, any Protected Information, or cause any such information of the Company to enter the public domain.
For purposes of this Agreement, “Protected Information” means trade secrets, confidential and proprietary business information of the Company, and any other information of the Company, including, but not limited to, customer lists (including potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services which may be developed from time to time by the Company and its agents or employees, including the Officer; provided, however, that information that is in the public domain (other than as a result of a breach of this Agreement), approved for release by the Company or lawfully obtained from third parties who are not bound by a confidentiality agreement with the Company is not Protected Information.
4.3        Nonsolicitation. During the term of this Agreement and, if longer, for a period of twenty-four (24) months after the Effective Date of Termination, the Officer shall not: (a) employ or retain or solicit for employment or arrange to have any other person, firm, or other entity employ or retain or solicit for employment or otherwise participate in the employment or retention of any person who is an employee or consultant of the Company; or (b) solicit customers of the Company for a venture or business of any kind that competes with, or is a competitor of, the Company.
4.4        Cooperation. The Officer agrees to cooperate with the Company and its attorneys in connection with any and all lawsuits, claims, investigations, or similar proceedings that have been or could be asserted at any time arising out of or related in any way to the Officer’s employment by the Company.
4.5     Nondisparagement. At all times, the Officer agrees not to disparage the Company, its directors, officers or other representatives or otherwise make comments harmful to any of the foregoing party’s reputation.

4.6        Judicial Interpretation. It is expressly understood and agreed that although the Officer and the Company consider the restrictions contained in this Article 4 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that any restriction contained in this Agreement is an unenforceable restriction against the Officer, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply to the maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
4.7        Injunctive Relief and Additional Remedy. The covenants in this Article 4 are in addition to and not in lieu of covenants and agreements in any other agreement signed or delivered by Officer in connection with Officer’s employment with the Company, including, without limitation, any agreement signed or delivered in connection with any incentive plans, equity grants or other compensatory arrangements. The Officer acknowledges that the injury that would be suffered by the Company as a result of a breach of the provisions of this Agreement would be irreparable and that an award of monetary damages to the Company for such a breach would be an inadequate remedy. Consequently, the Company will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Company will not be obligated to post bond or other security in seeking such relief. Without limiting the Company’s rights under this Article 4 or any other remedies of the Company, if the Officer breaches any of the provisions of this Article, the Company will have the right to recover any amounts paid to the Officer under Section 2.3(c) of this Agreement.
Article 5. The Company’s Payment Obligation

5.1        Payment Obligations Absolute. Except as set forth in Sections 2.3(d), 3.3, 4.7 and 9.6 or otherwise required by law, the Company’s obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Officer or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from the Officer or from whomsoever may be entitled thereto, for any reasons whatsoever.
The Officer shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Agreement, except to the extent provided in Section 2.3(d) herein.
5.2        Contractual Rights to Benefits. This Agreement establishes and vests in the Officer a contractual right to the benefits to which the Officer is entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.
Article 6. Term of Agreement

The Company reserves the right, except as hereinafter provided, at any time and from time to time, to amend, modify, change or terminate this Agreement; provided, however, that upon the earlier to occur of (i) a Change in Control or (ii) a Potential Change in Control, no such amendment, modification, change or termination that adversely affects the rights of the Officer under this Agreement may be made without the written consent of the Officer for a period of not less than twenty-four (24) months beyond the month in which the triggering Change in Control or Potential Change in Control occurred.
Article 7. Dispute Resolution

Any dispute or controversy between the parties arising under or in connection with this Agreement shall be settled by arbitration.
The arbitration proceeding shall be conducted before a panel of three (3) arbitrators sitting in a location selected by the Officer within fifty (50) miles from the location of the Officer’s principal place of employment, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the award of the arbitrators in any court having competent jurisdiction.

Each party shall be responsible for (i) its own expenses of such arbitration, including the reasonable fees and expenses of its legal representative(s), and necessary costs and disbursements incurred as a result of such dispute or legal proceeding and (ii) one-half of the fees and expenses of the arbitrators and the fees associated with arbitration filing; provided, however, that in the event the Officer prevails with respect to at least a majority of the issues in dispute, the Company shall bear all such expenses (including the fees and expense of Officer’s legal representative(s)), costs, disbursements and prejudgment interest.
Article 8. Successors

8.1        Successors to the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization (including the formation of a holding company structure), consolidation, acquisition of property or stock, liquidation, or otherwise) of all or a significant portion of the business or assets of the Company, including, without limitation, a successor resulting from a Change in Control, by agreement, in form and substance reasonably satisfactory to the Officer, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Regardless of whether such agreement is executed, this Agreement shall be binding upon any successor in accordance with the operation of law and such successor shall be deemed the “Company” for purposes of this Agreement.
8.2        Assignment by the Officer. This Agreement shall inure to the benefit of and be enforceable by the Officer’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Officer dies while any amount would still be payable to the Officer hereunder had the Officer continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Officer’s devisee, legatee, or other designee, or if there is no such designee, to the Officer’s beneficiary designated under the Company’s life insurance plan, or, if there is no such beneficiary, to the Officer’s estate.
Article 9. Miscellaneous

9.1        Employment Status. This Agreement is not, and nothing herein shall be deemed to create, an employment contract between the Officer and the Company or any of its subsidiaries. The Officer acknowledges that the rights of the Company remain wholly intact to change or reduce at any time and from time to time the Officer’s compensation, title, responsibilities, location, and all other aspects of the employment relationship, or to discharge the Officer, prior to a Change in Control.
9.2        Entire Agreement. Except as provided in the first sentence of Section 4.7 and the first sentence of Section 9.5, this Agreement contains the entire understanding of the Company and the Officer with respect to the subject matter hereof. In addition, the payments provided for under this Agreement in the event of the Officer’s separation from service with the Company shall be in lieu of any severance benefits payable under any severance plan, program, or policy of the Company to which the Officer might otherwise be entitled.
9.3        Notices. All notices, requests, demands, and other communications hereunder shall be sufficient if in writing and shall be deemed to have been duly given if delivered by hand or if sent by registered or certified mail to the Officer at the last address the Officer has filed in writing with the Company or, in the case of the Company, at its principal offices.
9.4        Execution in Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.
9.5        Conflicting Agreements. Except as may be provided in any award agreement between the Company and Officer relating to any equity- or cash-based long-term incentive award, this Agreement completely supersedes any and all prior change in control agreements, provisions or understandings, oral or written, entered into by and between the Company and the Officer, with respect to the subject matter hereof, and all amendments thereto, in their entirety. Further, the Officer hereby represents and warrants to the Company that the Officer’s entering into this Agreement, and the obligations and duties undertaken by the Officer hereunder, will not conflict with, constitute a breach of, or otherwise violate the terms of, any other employment or other agreement to which the Officer is a party, except to the extent any such conflict, breach, or violation under any such agreement has been disclosed to the Board in writing in advance of the signing of this Agreement.
Notwithstanding any other provisions of this Agreement to the contrary, if there is any inconsistency between the terms and provisions of this Agreement and the terms and provisions of Company-sponsored compensation and welfare plans and programs, this Agreement’s terms and provisions shall completely supersede and replace the conflicting terms of the Company-sponsored compensation and welfare plans and programs, where applicable.
9.6        Severability. Except as provided in Section 4.6, in the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.
Notwithstanding any other provisions of this Agreement to the contrary, the Company shall have no obligation to make any payment to the Officer hereunder to the extent, but only to the extent, that such payment is prohibited by the terms of any final order of a federal or state court or regulatory agency of competent jurisdiction; provided, however, that such an order shall not affect, impair, or invalidate any provision of this Agreement not expressly subject to such order.
9.7        Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Officer and by a member of the Board, as applicable, or by the respective parties’ legal representatives or successors.
9.8        Applicable Law. To the extent not preempted by the laws of the United States, the laws of Missouri shall be the controlling law in all matters relating to this Agreement without giving effect to principles of conflicts of laws.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on this ____ day of _________, 201___.

AEGION CORPORATION

___________________________
By:

___________________________
[Name of Executive]